UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2018

Humanigen, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 250
Brisbane, CA  94005-1878
 (Address of principal executive offices, including zip code)

(650) 243-3100
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.          Termination of a Material Definitive Agreement

 On March 12, 2018, Humanigen, Inc. (the “Company”) notified Aperture Healthcare Ventures Ltd. (“Aperture”) of the Company’s decision to terminate the certain Common Stock Purchase Agreement, dated as of August 23, 2017 (the “Purchase Agreement”), pursuant to which Aperture had agreed to provide the Company with an equity line of credit. The Company has not sold nor does it intend to sell any shares pursuant to the equity line of credit.

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On March 12, 2018, the Company announced that the Company’s Board of Directors had elected Robert G. Savage to serve as a director of the Company. Mr. Savage will serve as chair of the Compensation Committee and as a member of the Audit Committee.

A copy of the press release announcing Mr. Savage’s election is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amendment of 2012 Equity Plan

On March 9, 2018, the Board of Directors of the Company approved an amendment to the Company’s 2012 Equity Incentive Plan (the “Plan”) to increase the number of shares of the Company’s common stock authorized for issuance under the Plan by 16,050,000 shares, and to increase the annual maximum aggregate number of shares subject to stock option awards that may be granted to any one person under the Plan during a calendar year to 7,500,000. The additional 16,050,000 shares authorized for issuance under the Plan represent approximately 15% of the total number of shares outstanding as of March 9, 2018.

          The Plan has also been amended to remove all Plan provisions formerly required to be included in the Plan for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in response to the recent legislative reforms to the Code.

Employment Contract with Greg Jester

On March 9, 2018, the Board of Directors of the Company authorized the Company to enter into an employment agreement with Jon G. Jester, the Company’s Chief Financial Officer (the “Agreement”). The Agreement provides for an initial annual base salary for Mr. Jester of $310,000, as well as eligibility for an annual bonus targeted at 50% of his salary based on the achievements of objectives set and agreed to by the Board. Such bonus may be a mix of cash and stock, as determined by the Board in its sole discretion. Mr. Jester is entitled to participate in the Company’s benefit plans available to other executives, including its retirement plan and health and welfare programs.

Under the Agreement, Mr. Jester is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Mr. Jester’s employment for any reason other than “Cause”, or if Mr. Jester resigns for “Good Reason” (each as defined in the Agreement), Mr. Jester will receive twelve months of base salary then in effect and the amount of the actual bonus earned by Mr. Jester under the agreement for the year prior to the year of termination, pro-rated based on the portion of the year Mr. Jester was employed by the Company during the year of termination.

The Agreement additionally provides that if Mr. Jester resigns for Good Reason or the Company or its successor terminates his employment within the three month period prior to and the 12 month period following a Change in Control (as defined in the Agreement), the Company must pay or cause its successor to pay Mr. Jester a lump sum cash payment equal to one and a half (1.5) times (a) his annual salary as of the day before his resignation or termination plus (b) the aggregate bonus received by Mr. Jester for the year preceding the Change in Control or, if no bonus was received, at minimum 50% of the target bonus. In addition, upon such a resignation or termination, all outstanding stock options held by Mr. Jester will immediately vest and become exercisable.

Item 9.01.          Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description
99.1	Press release dated March 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANIGEN, INC.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: March 13, 2018

Exhibit Index

Exhibit No.	Description
99.1	Press release dated March 12, 2018.